Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Second Quarter 2011 Results

Operating earnings increased 21 percent to $328 million,
or $1.31 per diluted share

Net income from continuing operations attributable to Ameriprise Financial increased 22 percent to $313 million, or $1.25 per diluted share

Operating return on equity excluding AOCI increased to 14.5 percent;
reported return on equity excluding AOCI was 12.8 percent

MINNEAPOLIS — July 27, 2011 — Ameriprise Financial, Inc. (NYSE: AMP) today reported second quarter 2011 operating earnings of $328 million, or $1.31 per diluted share, up 21 percent from $272 million, or $1.03 per diluted share, compared to a year ago. Net income from continuing operations attributable to Ameriprise Financial was $313 million, or $1.25 per diluted share, compared to $257 million, or $0.97 per diluted share, a year ago.

Operating net revenues were $2.6 billion, up 14 percent from $2.3 billion a year ago driven by growth in asset-based fees from retail client net inflows, market appreciation and the Columbia Management acquisition.

Operating earnings growth reflected higher revenues from business growth, partially offset by a higher tax rate.

Operating return on shareholders’ equity excluding accumulated other comprehensive income (AOCI) increased to 14.5 percent for the 12 months ended June 30, 2011, compared to 11.5 percent for the 12 months ended June 30, 2010.

The company’s excess capital position remains strong. During the quarter, the company deployed $366 million to repurchase 6.1 million shares of its common stock and announced a new $2.0 billion share repurchase authorization due to the accelerated pace of repurchases under the program announced in May 2010.

“Ameriprise Financial continued to generate strong revenue growth as well as higher earnings and returns in the second quarter,” said Jim Cracchiolo, chairman and chief executive officer. “In fact, our operating return on equity reached an all-time high of 14.5 percent.”

“Our advisory and asset management businesses are generating strong results. Advisor productivity reached another record high, and we’re driving good asset flows and client activity. Our asset management results in the quarter demonstrate the benefits of our increased scale and geographic reach, with strong earnings growth and improved retail and institutional flows.”

Ameriprise Financial, Inc.
Second Quarter Results Summary

(in millions, except per share amounts, unaudited)	2011	2010	% Change
Operating(1)
Net revenues	$2,592	$2,264	14%
Earnings	$328	$272	21%
Earnings per diluted share	$1.31	$1.03	27%
Return on equity excluding AOCI	14.5%	11.5%
GAAP
Net revenues	$2,623	$2,462	7%
Net income from continuing operations attributable to Ameriprise Financial	$313	$257	22%
Earnings from continuing operations per diluted share	$1.25	$0.97	29%
Return on equity from continuing operations excluding AOCI	12.8%	10.6%

Weighted average common shares outstanding:

Basic	245.5	261.1
Diluted	251.0	265.3

(1)   Operating measures exclude the consolidation of certain investment entities, net realized gains or losses, integration and restructuring charges, market impact on variable annuity guaranteed living benefits and discontinued operations. Reconciliation tables of GAAP to Operating results are included in this release.

Second Quarter 2011 Business Highlights

•                  Total assets under management and administration were $670 billion at June 30, 2011, up 17 percent from a year ago as a result of net inflows and market appreciation. Total assets under management and administration exclude assets from discontinued operations.

•                  Asset Management assets under management (AUM) increased 13 percent to $467 billion driven by year-over-year equity market appreciation.

•                  Retail client assets in Advice & Wealth Management increased 20 percent year-over-year to $319 billion, reflecting market appreciation and strong retail client net inflows.

•                  Branded wrap assets grew 27 percent from a year ago to $106 billion due to market appreciation and net inflows, including net inflows of $2.3 billion in the quarter.

•                  Ameriprise advisor productivity, measured as operating net revenue per advisor, was $99,000 in the quarter, a 14 percent increase compared to a year ago. Growth was primarily driven by improved client activity and retail client net inflows.

•                 On a sequential basis, the number of financial advisors increased slightly, reflecting continued experienced advisor recruiting and strong advisor retention, partially offset by the departure of lower-producing advisors.

•                  Asset Management net inflows of $0.5 billion in the quarter compared to net outflows of $4.9 billion a year ago and net outflows of $4.8 billion in the prior quarter. Net flows improved significantly, reflecting improved sales and lower redemptions in European retail and institutional portfolios.

•                  Investment performance remained strong at both Columbia Management and Threadneedle.

•                  Variable annuity ending account balances increased 21 percent year-over-year to $65 billion from market appreciation and net inflows, including net inflows of $0.4 billion in the Ameriprise channel in the quarter, partially offset by net outflows from the closed book of variable annuities sold through third-party channels.

•                  Variable universal life / universal life (VUL/UL) ending account balances increased 13 percent from a year ago to $9.7 billion.

•                  The previously announced sale of Securities America is progressing as anticipated. Securities America is now reported as discontinued operations for second quarter 2011 and for all prior periods.

Second Quarter 2011 Segment Results

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Results

	Quarter Ended June 30, 2011			Quarter Ended June 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Advice & Wealth Management
Net revenues	$957	$—	$957	$853	$1	$852	12%
Expenses	849	—	849	770	4	766	11
Pretax income	$108	$—	$108	$83	$(3)	$86	26

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010	% Change
Retail client assets (billions)	$319	$266	20%
Mutual fund wrap net flows (billions)	$2.3	$1.9	21%
Operating net revenue per branded advisor (thousands)	$99	$87	14%

(1)   Includes net realized gains and integration/restructuring charges.

Advice & Wealth Management pretax operating earnings increased 26 percent to $108 million due to improved advisor productivity, higher equity markets and new client flows. Pretax operating margin increased to 11.3 percent compared to 10.1 percent a year ago.

Operating net revenues increased 12 percent to $957 million due to higher management and distribution fees from growth in assets under management and increased client activity.

Operating expenses increased 11 percent to $849 million due to volume-related business growth and investments in the business.

Retail client assets grew 20 percent to $319 billion, including strong net inflows in wrap accounts and market appreciation, as well as growth from client acquisition and experienced advisor recruiting.

The company continued to increase the productivity of its advisors. Net revenue per advisor was $99,000 in the quarter, a 14 percent increase compared to a year ago, primarily driven by higher assets under management and increased client activity. The number of branded advisors increased slightly on a sequential basis, reflecting experienced advisor recruiting and strong advisor retention, partially offset by the departure of lower-producing advisors.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended June 30, 2011			Quarter Ended June 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Asset Management
Net revenues	$753	$—	$753	$562	$—	$562	34%
Expenses	628	21	607	506	48	458	33
Pretax income	$125	$(21)	$146	$56	$(48)	$104	40

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010	% Change
Total segment AUM(2) (billions)	$467	$413	13%
Columbia Management AUM	$362	$327	11%
Threadneedle AUM	$110	$89	24%

Flows(2) (billions)	$0.5	$(4.9)	NM
Columbia Management net flows	$(0.2)	$(3.8)	94%
Threadneedle net flows	$1.7	$(1.1)	NM

(1)   Includes integration/restructuring charges.

(2)   Total segment asset and flow results eliminate $998 million of net flows and $5.2 billion of assets in the 2011 quarter and $43 million of net flows and $3.4 billion of assets in the 2010 quarter due to subadvisory relationships between Threadneedle and Columbia Management.

NM Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 40 percent to $146 million. Earnings in the quarter reflected a full quarter of Columbia earnings compared to two months in the prior year. Earnings growth in the quarter was also driven by asset growth and expense synergies. Adjusted net pretax operating margin, which excludes pass-through distribution expenses, improved to 34.9 percent for the second quarter of 2011, compared to 33.8 percent a year ago.

Operating net revenues increased 34 percent to $753 million, reflecting increased management fees, primarily due to growth in assets from market appreciation, partially offset by net outflows.

Operating expenses increased 33 percent to $607 million due to new product and distribution investments as well as higher Threadneedle equity-based compensation expenses, partially offset by continued expense synergies related to the Columbia acquisition.

Segment AUM was $467 billion, up 13 percent from a year ago, and net inflows were $0.5 billion in the quarter. Sequentially, AUM increased $2 billion driven by growth at Threadneedle. Threadneedle AUM increased 3 percent sequentially to $110 billion, primarily from strong retail net inflows and market appreciation.

Second quarter 2011 net inflows at Threadneedle were $1.7 billion compared to net outflows of $3.0 billion in the prior quarter and net outflows of $1.1 billion a year ago. European retail redemptions slowed significantly, and excluding outflows in lower-margin Zurich portfolios, Threadneedle had strong institutional net inflows in the quarter.

Columbia Management net outflows were $0.2 billion in the quarter compared to net outflows of $2.0 billion in the prior quarter and net outflows of $3.8 billion a year ago. The improvement in net flows reflected lower retail redemptions, improved institutional net flows and reinvested dividends.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended June 30, 2011			Quarter Ended June 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Annuities
Net revenues	$666	$1	$665	$630	$4	$626	6%
Expenses	523	7	516	497	(27)	524	(2)
Pretax income	$143	$(6)	$149	$133	$31	$102	46
Items:
DAC and DSIC benefits [mean reversion]			$3			$(35)	NM
DAC and DSIC model updates			—			$26	NM
Portfolio Navigator modifications			$—			$(8)	NM

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010		% Change
Variable annuity ending account balances (billions)	$65	$54		21%
Variable annuity net flows (millions)	$163	$199	(2)	(18)%
Fixed annuity ending account balances (billions)	$14.2	$14.5		(2)%
Fixed annuity net flows (millions)	$(212)	$(190)		(12)%

(1)   Includes net realized gains and market impact on variable annuity guaranteed living benefits net of DAC and DSIC.

(2)  2Q10 variable annuity net flows include sales in both Ameriprise and third-party channels. RiverSource Annuities discontinued third-party sales of variable annuities in the fourth quarter of 2010.

NM Not Meaningful—variance of greater than 100%

Annuities pretax operating earnings increased 46 percent to $149 million, primarily reflecting higher fee revenue from increased variable annuity separate account balances and a significant change in mean reversion compared to a year ago. In addition, the company generated strong fixed annuity returns.

Operating net revenues increased 6 percent to $665 million, reflecting increased management fees from higher separate account balances and higher fees from variable annuity guarantees, partially offset by a decline in operating net investment income.

Operating expenses declined 2 percent to $516 million from market impacts on DAC amortization and lower interest credited to client accounts, partially offset by higher distribution expenses from increased variable annuity sales and asset-based compensation. The second quarter of 2011 included a $3 million benefit in DAC and DSIC amortization expenses driven by market impacts on separate account balances (mean reversion) compared to a $35 million negative impact a year ago. In addition, as previously disclosed, second quarter 2010 results included a net benefit of $18 million from model updates and modifications to Portfolio Navigator, a variable annuity asset allocation program.

Variable annuity net inflows in the Ameriprise channel essentially doubled to $0.4 billion compared to a year ago, whereas total variable annuity net inflows declined to $0.2 billion for the quarter, reflecting the company’s decision to discontinue new sales of variable annuities sold through non-Ameriprise channels. The resulting net flows were in line with expectations. Fixed annuities remained in net outflows due to low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended June 30, 2011			Quarter Ended June 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Protection
Net revenues	$525	$3	$522	$519	$1	$518	1%
Expenses	435	—	435	385	—	385	13
Pretax income	$90	$3	$87	$134	$1	$133	(35)
Items:
DAC and DSIC benefits [mean reversion]			$—			$(4)
DAC model updates			$—			$7
Portfolio Navigator modifications			$—			$6

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010	% Change
Life insurance in force (billions)	$192	$192	—
VUL/UL ending account balances (billions)	$9.7	$8.6	13%
Auto and home policies in force (thousands)	677	623	9%

(1)   Includes net realized gains.

Protection pretax operating earnings declined $46 million to $87 million, primarily driven by higher catastrophe losses and continued higher reserve levels for auto liability claims and universal life products with secondary guarantees, as explained below. In addition, the prior year period included the impact of previously disclosed items.

Operating net revenues increased slightly to $522 million primarily from auto and home premium growth.

Operating expenses increased 13 percent to $435 million. Auto and home results were impacted by $15 million of catastrophe losses as well as $10 million of higher auto liability reserves reflecting elevated reserve levels based on late 2010 experience. Reported auto losses and loss frequency have improved since the fourth quarter of 2010. These trends will be monitored and reflected in reserves in future periods as appropriate. In life and health, claim levels increased compared to the prior year, when they were unusually favorable. In addition, results reflected a $7 million increase in ongoing reserve levels for universal life products with secondary guarantees. The company increased reserve levels for this product beginning in the third quarter of 2010.

Life insurance in force remained flat compared to a year ago at $192 billion, and auto and home continued to grow its policy count, up 9 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended June 30, 2011			Quarter Ended June 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Corporate & Other
Net revenues	$59	$37	$22	$188	$202	$(14)	NM
Expenses	126	63	63	132	67	65	(3)%
Pretax income (loss)	$(67)	$(26)	$(41)	$56	$135	$(79)	48

(1)   Includes revenues and expenses of the consolidated investment entities, integration/restructuring charges and net realized gains.

NM  Not Meaningful—variance of greater than 100%

Corporate & Other pretax operating loss was $41 million for the quarter compared to a loss of $79 million a year ago. Second quarter 2011 results included the recognition of an approximately $27 million pretax gain on an interest rate hedge put in place in anticipation of issuing debt between December 2010 and June 2011. The company did not issue debt and does not plan to issue debt in the foreseeable future.

Capital Management

•                  The company had more than $2.0 billion in excess capital, with $1.0 billion of cash at the holding company and $1.3 billion in free cash.

•                  During the quarter, the company repurchased 6.1 million shares of its common stock for $366 million. As of June 30, 2011, the company had $165 million remaining from its $1.5 billion authorization announced in May 2010 and announced an additional $2.0 billion share repurchase authorization that expires in June 2013.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was above 585 percent. During the quarter, RiverSource Life paid a $400 million dividend to the holding company.

•                  The total investment portfolio, including cash and cash equivalents, was $40.5 billion at June 30, 2011 and remains well positioned for continued stress in the credit and commercial mortgage markets. The company’s asset liability management programs remain well positioned for a potential increase in interest rates.

•                  The company’s available-for-sale portfolio ended the quarter with $1.7 billion in net unrealized gains.

•                  Detailed information about the company’s investment portfolio is available at ir.ameriprise.com.

Taxes

The operating effective tax rate was 26.9 percent for the second quarter of 2011. The company expects its full-year 2011 operating effective tax rate to be 25 to 27 percent.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner	Benjamin J. Pratt
Ameriprise Financial	Ameriprise Financial
(612) 671-4676	(612) 678-5881
chad.j.sanner@ampf.com	benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products.  RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York.  Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs.  Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  the statement in this news release that recent trends in auto and home losses and loss frequency will be monitored and reflected in reserves in future periods as appropriate;

•                 the statement of belief in this news release that the company does not plan to issue debt in the foreseeable future;

•                  the statements of belief in this news release that the company’s investment portfolio is well positioned for continued stress in the credit and commercial mortgage markets and that the investment portfolio is well positioned for a potential increase in interest rates;

•                  the statement of belief in this news release that the company expects its full-year 2011 operating effective tax rate to be in the 25 to 27 percent range;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in capital and credit market conditions including the availability and cost of capital;

•                  changes in relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, including the divestiture of Securities America, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  Management undertakes no obligation to update publicly or revise any forward-looking statements.  The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. For information about Ameriprise Financial entities, please refer to the Second Quarter 2011 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended June 30, 2011			Quarter Ended June 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Revenues
Management and financial advice fees	$1,172	$(10)	$1,182	$910	$(10)	$920	28%
Distribution fees	416	—	416	387	—	387	7
Net investment income	498	23	475	655	162	493	(4)
Premiums	312	—	312	299	—	299	4
Other revenues	236	18	218	231	46	185	18
Total revenues	2,634	31	2,603	2,482	198	2,284	14
Banking and deposit interest expense	11	—	11	20	—	20	(45)
Total net revenues	2,623	31	2,592	2,462	198	2,264	14
Expenses
Distribution expenses	643	—	643	528	—	528	22
Interest credited to fixed accounts	212	—	212	231	—	231	(8)
Benefits, claims, losses and settlement expenses	406	7	399	297	(68)	365	9
Amortization of deferred acquisition costs	138	—	138	171	41	130	6
Interest and debt expense	75	51	24	74	45	29	(17)
General and administrative expense	750	23	727	699	64	635	14
Total expenses	2,224	81	2,143	2,000	82	1,918	12
Income from continuing operations before income tax provision	399	(50)	449	462	116	346	30
Income tax provision	114	(7)	121	66	(8)	74	64
Income from continuing operations	285	(43)	328	396	124	272	21
Income (loss) from discontinued operations, net of tax	(4)	(4)	—	2	2	—	—
Net income	281	(47)	328	398	126	272	21
Less: Net income (loss) attributable to noncontrolling interests	(28)	(28)	—	139	139	—	—
Net income attributable to Ameriprise Financial	$309	$(19)	$328	$259	$(13)	$272	21%

(1)        Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense; revenues and expenses of the consolidated investment entities; net realized gains/losses; market impact on variable annuity guaranteed living benefits net of DAC and DSIC; integration/restructuring charges and income/loss from discontinued operations. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

Ameriprise Financial, Inc.

Reconciliation Table: Net Income from Continuing

Operations Attributable to Ameriprise Financial

	Quarter Ended		Per Diluted Share Quarter Ended
(in millions, unaudited)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Income from continuing operations	$285	$396
Less: Net income (loss) attributable to noncontrolling interests	(28)	139
Net income from continuing operations attributable to Ameriprise Financial	313	257	$1.25	$0.97
Income (loss) from discontinued operations, net of tax	(4)	2	(0.02)	0.01
Net income attributable to Ameriprise Financial	309	259	1.23	0.98
Operating adjustments, after-tax	19	13	0.08	0.05
Operating earnings	$328	$272	$1.31	$1.03
Weighted average common shares outstanding:
Basic	245.5	261.1
Diluted	251.0	265.3

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$399	$449
Less: Pretax loss attributable to noncontrolling interests	(28)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$427	$449
Income tax provision from continuing operations	$114	$121
Effective tax rate	28.7%	26.9%
Effective tax rate excluding noncontrolling interests	26.8%	26.9%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	June 30, 2011	June 30, 2010
Total net revenues	$753	$562
Less: Realized gains	—	—
Operating total net revenues	753	562
Less: Distribution pass through revenues	218	158
Less: Subadvisory and other pass through revenues	96	67
Adjusted operating revenues	$439	$337

Pretax income	$125	$56
Less: Realized gains	—	—
Add: Integration/restructuring charges	21	48
Pretax operating earnings	146	104
Less: Operating net investment income	3	—
Add: Amortization of intangibles	10	10
Adjusted operating earnings	$153	$114

Adjusted net pretax operating margin	34.9%	33.8%

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended
(in millions, unaudited)	June 30, 2011	June 30, 2010
Net income from continuing operations attributable to Ameriprise Financial, as reported	$1,277	$966
Less: Adjustments (1)	(84)	(56)
Operating earnings	$1,361	$1,022
Total Ameriprise Financial, Inc. shareholders’ equity	$10,654	$9,404
Less: Assets and liabilities held for sale	50	102
Less: Accumulated other comprehensive income, net of tax	649	226
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	9,955	9,076
Less: Equity impacts attributable to the consolidated investment entities	558	226
Operating equity	$9,397	$8,850
Return on equity from continuing operations, excluding AOCI	12.8%	10.6%
Operating return on equity excluding CIEs and AOCI (2)	14.5%	11.5%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC, and integration/restructuring charges.

(2)     Operating return on equity excluding consolidated investment entities and accumulated other comprehensive income is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC, integration/restructuring charges, and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding accumulated other comprehensive income, the impact of consolidating investment entities, and the assets and liabilities held for sale using a five point average of quarter-end equity in the denominator.